                    [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]



Board of Directors
ARIS Corporation
2229 112th Avenue, NE


Bellevue, WA  98004-2936


[DATE]

     RE:  MERGER OF ARIS CORPORATION AND CIBER, INC.

Ladies and Gentlemen:

You have requested the opinion of PricewaterhouseCoopers LLP ("the Firm") as to certain U.S. Federal income tax consequences of the transaction contemplated by the Amended and Restated Agreement and Plan of Merger dated June 14, 2001 (the "Agreement"), by and among CIBER, Inc. ("CIBER"), a Delaware corporation, Arsenal Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of CIBER, and ARIS Corporation ("ARIS"), a Washington corporation, as described in detail below. Section I of this letter (the "Opinion Letter") contains the facts upon which our opinion is based. Section II contains our opinion (the "Opinion") and certain underlying assumptions, as well as qualifications of, and limitations on, the Opinion.

Unless otherwise indicated, all "section" references used herein refer to the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder (the "Regulations").

I.   FACTS

ARIS is a publicly traded corporation listed on the Nasdaq exchange and trading under the symbol "ARSC," specializing in on-line business consulting. CIBER is a publicly traded corporation listed on the New York Stock Exchange and trading under the symbol "CBR," specializing in information technology consulting.

A.   THE MERGER

Pursuant to the Agreement and in accordance with the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL"), ARIS will merge

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

ARIS Corporation
[DATE]
Page 2

with and into CIBER (the "Merger") on [DATE] (the "Closing Date"). The Merger will be effective as of the later of (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Upon the Merger, ARIS will cease to exist and CIBER will continue as the surviving corporation, carrying on ARIS' consulting operations.

At the Effective Time, by virtue of the Merger, and without any action on the part of CIBER, ARIS, or any holder of ARIS common stock, (i) each share of ARIS common stock issued and outstanding immediately prior to the Merger (other than any share for which dissenters' rights are exercised under the WBCA (a "Dissenting Share")) will be exchanged for (i) $1.30 cash and (ii) 0.22 shares of CIBER common stock, adjusted as follows: (A) if the CIBER Closing Stock Price is less than $5.75, then the number of shares of CIBER common stock is determined by dividing $1.265 by the CIBER Closing Stock Price and (B) if the CIBER Closing Stock Price is greater than $8.75, then the number of shares of CIBER common stock is determined by dividing $1.925 by the CIBER Closing Stock Price. For this purpose, the term "CIBER Closing Stock Price" means the average of the daily closing prices of a share of CIBER common stock on the New York Stock Exchange ("NYSE") for the five (5) consecutive trading days ended three
(3) days prior to the Closing Date; however, if such average closing price is less than $4.25, then the CIBER Closing Stock Price shall be $4.25, and if such average closing price is greater than $10.25, then the CIBER Closing Stock Price shall be $10.25.

The Agreement also provides that, in lieu of issuing fractional shares, CIBER will pay to each former ARIS shareholder that would have otherwise received a fractional share of CIBER Common Stock cash equal to the value of such fractional share.

B.   DISSENTING SHARES

Pursuant to the Agreement, ARIS shareholders that do not wish to participate in the Merger are entitled to certain rights provided under the WBCA. Under the WBCA, dissenters generally would be entitled to consideration other than an equity interest in CIBER in an amount equal to the fair market value of their interest in ARIS before the merger. Any ARIS shareholder that perfects their rights as a dissenting shareholder under the WBCA will be compensated as such by CIBER. However, the Agreement expressly provides as a condition to the Merger that holders of no more than 10% of the ARIS stock will assert their right to dissent in accordance with the WBCA.

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

ARIS Corporation
[DATE]
Page 3

C.   TAX TREATMENT

The Agreement provides that ARIS and CIBER will use all reasonable best efforts to cause the Merger to be recognized as a reorganization under Section 368(a)(1)(A). As such, if CIBER determines that the Merger may not be recognized as a tax-free reorganization by reason of the value of the stock consideration (as compared to the value of the cash consideration), the Agreement provides that CIBER and ARIS may, upon mutual agreement, increase the number of shares of CIBER and correspondingly decrease the amount of cash provided in the Merger (without decreasing the total consideration provided by CIBER) to the extent CIBER reasonably believes such action is necessary to qualify the transaction as a tax-free reorganization.

II.  OPINION

For purposes of the Opinion set forth below, we have reviewed and relied upon the copies or originals, certified or otherwise identified, of the following documents, including all schedules and exhibits attached thereto: (i) the Agreement; (ii) the Registration Statement on Form S-4 containing the Joint Proxy Statement/Prospectus prepared by CIBER and ARIS in connection with the Merger and filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; and (iii) factual representations from officers of both CIBER and ARIS provided in connection with the Merger.

In addition, we have assumed that (i) the statement of facts in Section I hereof is a complete and accurate statement of the material facts relating to the Merger, (ii) both CIBER and ARIS will comply with all reporting obligations with respect to the Merger required under both the Code and the Regulations; and
(iii) all signatures on all documents presented to us are genuine, all documents submitted to us as originals or reproductions thereof are accurate originals or reproductions thereof, all information submitted to us was accurate, true and authentic, and all persons executing and delivering originals or copies of documents examined by us were duly authorized and competent to execute and deliver such documents. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by CIBER or ARIS as to the U.S. federal income tax consequences of any aspect of the Merger.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the Merger more likely than not will constitute tax-free reorganization described in section 368(a)(1)(A) of the Code.

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

ARIS Corporation
[DATE]
Page 4

As such, the Merger will more likely than not have the following U.S. federal income tax consequences:

1)   No gain or loss will be recognized by CIBER as a result of the Merger under section 1032;

2)   No gain or loss will be recognized by ARIS as a result of the Merger under section 361;

3) Pursuant to sections 354 and 356, the ARIS shareholders will recognize gain, but in an amount not in excess of the fair market value of the consideration, other than CIBER common stock, received in exchange for their stock in ARIS. This gain may be characterized as capital gain or ordinary income.

4) Pursuant to section 358, the tax basis of the CIBER common stock received by each ARIS shareholder will equal the tax basis of such shareholder's ARIS shares surrendered in the Merger, decreased by the fair market value of the consideration other than CIBER common stock and the amount of cash received by such ARIS shareholder in the Merger and increased by (i) the amount of gain, if any, recognized by such ARIS shareholder on the receipt of such other consideration and (ii) the amount, if any, which is treated as a dividend; and

5) The holding period of the CIBER common stock received by the ARIS shareholders will include the holding period during which the ARIS common stock surrendered in exchange therefor was held, provided that such stock is held as a capital asset in the hands of the ARIS shareholders on the date of the exchange under section 1223(1).

The conclusions reached in this Opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this Opinion. This Opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. The Firm undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

This Opinion is limited to the foregoing federal income tax consequences of the Merger as a reorganization pursuant to section 368(a)(1)(A) of the Code. This Opinion does not address any federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This Opinion does not

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

ARIS Corporation
[DATE]
Page 5

address any state, local, foreign or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions. This Opinion is being furnished to you in connection with the Merger and may not be relied upon for any other transaction or purpose. We hereby consent to the filing of this Opinion as an exhibit to the aforementioned Joint Proxy Statement/Prospectus and to the reference to this firm under the caption "Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus.

This Opinion does not address any transactions other than those described herein. This Opinion does not address any transactions whatsoever if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions set forth herein are not true and accurate at all relevant times.

Very Truly Yours,

PricewaterhouseCoopers LLP